Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 3, 2024 relating to the consolidated financial statements of Seanergy Maritime Holdings Corp. and the effectiveness of Seanergy Maritime Holdings Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Seanergy Maritime Holdings Corp. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.
Athens, Greece
July 12, 2024